UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THESECURITIES ACT OF 1933

For the fiscal year ended December 31, 2016

Innovative Climatic Technologies Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 024-10526

Nevada	81-0777104
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13835 N Tatum Blvd #9-419 Phoenix, Arizona	85032
(Address of principal executive offices)	(Zip Code)

(602) 768-2520

Registrant’s telephone number, including area code

Common Shares

(Title of each class of securities issued pursuant to Regulation A)

PART II

INFORMATION TO BE INCLUDED IN REPORT

Item 1. Business

Innovative Climatic Technologies Corporation (the “Company”) will sell “ZoZo,” a patent-pending new temperature control system that will automatically adjust temperature settings to a desired optimal comfort level rather than a fixed actual air temperature.

We believe that all of the heating/venting/air conditioning (HVAC) controllers, commonly called thermostats, on the market now only use one dimension, the actual air temperature, to control the HVAC system. The ZoZo thermostat is different. Using computer Smart Controls that utilize proprietary Floating Set Point (FSP) technology, our ZoZo thermostat will set the temperature by using various additional inputs such as indoor and outdoor temperature, outdoor and indoor relative humidity, location, elevation, time of the day, occupancy and the behavior of the building itself.

The ZoZo thermostat has been designed to create an intelligent HVAC control system that compensates for all these other factors that affect user optimum comfort level. The FSP constantly will change based on these additional factors all in real time. The FSP will control the HVAC system, turning it on and off based upon ZoZo’s calculated indoor adjusted temperature rather than the fixed actual air temperature number entered by the user. All of this is designed to achieve a better level of optimum comfort and what we believe will be energy savings as well.

The ZoZo thermostat also will offer other features such as customizable weather station, a savings chart and maintenance alerts.

The ZoZo thermostat is attached to a wall inside a building much like the current thermostats. The face of the ZoZo thermostat will resemble the face of a smart phone; dark grey until a touch lights it up with a simple display which is simple to change in order to keep the inside temperature comfortable and set to the exact preferences of the individual in control. The userfriendly color screen can be accessed directly or remotely from a smartphone, tablet, or web dashboard. A user can set a desired ISP (indoor set point) and the device will relate it to the Indoor Perceived Comfort Temperature (IPCT) using the elevation obtained from the Internet based on the location and the outdoor conditions. The control system will employ a blower delay algorithm based on the IPCT. In addition to its sophisticated algorithm, the ZoZo thermostat is equipped with an easy to use interface to program a user’s daily schedule. These factors will facilitate the computation of the FSP according to whether the conditions are in the summer or winter as well as the user’s schedule to achieve the most comfortable surrounding with the best savings possible.

1

Product Status

In order to have a final, assembled and ready to sell initial ZoZo thermostat, we first need to do the following:

•	Complete the initial prototypes of our ZoZo thermostat Printed Circuit Board, a key component of the product, and begin testing them in the field.

•	Complete the software to be embedded in the microcontroller of our ZoZo thermostat. We anticipate this will be completed in early 2018.

•	Complete the User Interface of the ZoZo thermostat touch screen. We anticipate this will be completed in early 2018.

•

The next step in the process is to submit the prototype for Electronic Testing Laboratories (ETL) approval, which we anticipate we will do in the third quarter of 2018. We anticipate that we will secure ETL approval by late 2018.

•

In order to manufacture our product, we will need to acquire approximately 10 different component parts. Initially, we anticipate that we will acquire these parts from approximately 9 different suppliers. We have identified all of these suppliers. Eventually, once we engage the contract manufacturers, they will acquire the parts on our behalf. We do not have and do not anticipate that we will have written agreements with any of these suppliers. Instead, we plan to initially purchase from them on a purchase order basis and then, later, the contract manufacturers will acquire the parts.

•

We will then secure third-party product assemblers for our product and commence making our products. Although we have held discussions with potential product assemblers, we do not have a binding written contract with them. We do not anticipate any difficulties in securing product assemblers for our products.

Mr. Roundy will be assisted in performing technical aspects of the above tasks by the inventors and principal shareholders of the Company, Mohamed Salem and Michael Sullivan, who have orally agreed to provide such assistance as needed for no compensation.

Assuming we do not encounter any currently unanticipated obstacles to completing these tasks, we estimate that we will be able to begin to sell our products in late 2018.

We anticipate the initial retail price for our ZoZo thermostat will be approximately $200.

Intellectual Property

We currently have an Exclusive License/Royalty Agreement dated December 9, 2015 with Mohamed Salem and Michael Sullivan (collectively “Licensor”) to manufacture, import, use and sell worldwide the ZoZo thermostat using their patent-pending technology.

The status of the intellectual property patent application and the remaining steps until a final patent is granted are as follows:

•	Filed a provisional patent application on October 4, 2014. Provisional means it can be modified within a year in a non-provisional patent application

•	Filed a non-provisional (final) patent application with all modifications included on October 2, 2015

•	This is where we are now: The U.S. Patent and Trademark Office will examine the non-provisional (final) patent application (it might take up to 5 years or more based upon management’s experience).

•	The U.S. Patent and Trademark Office will issue the patent

2

The U.S. Patent and Trademark Office will make the information concerning the application public including the application itself eighteen months from the date the provisional application was filed, April 2, 2016. On and after April 2, 2016, or several days later if there is a delay in posting by the USPTO, interested parties can find the non-provisional/final patent application on the U.S. Patent and Trademark Office website) by following the steps set forth here: www.uspto.gov/patents-application-process/patent-search/published-patent-application-access-and-status-information. The patent application number is 14872675.

The technology acquires "patent-pending" status after the provisional patent application is filed until the patent is issued. Thus we refer to the technology as "patent-pending" throughout this Form 1-K.

Specifically, the patent-pending technology licensed to us covers all aspects of a temperature control system for controlling the environmental conditions in a space, the system including a temperature control unit having a memory and a processor with a program operating in the memory executing the steps of gathering indoor environmental information by the temperature control unit, gathering outdoor environmental information via a network communicatively coupled to the temperature control unit, determining a floating set point based on the indoor and outdoor conditions, determining an operational mode of the system, and controlling temperature control equipment to maintain the floating set point.

The Company shall pay to the Licensor a royalty of four (4%) of Licensee’s gross sales price for all products the Company has sold and been paid for that were derived from the ZoZo thermostat in the preceding month. Of the 4% royalty, 50% (2% royalty) is paid to Mohamed Salem and the other 50% (2% royalty) is paid to Michael Sullivan. Gross sales price as used in the Agreement means Licensee’s gross invoice price for the ZoZo thermostats, less any allowances for defective or returned ZoZo thermostats and, if applicable, shipping costs for return of defective or returned ZoZo thermostats and deductions, such as volume rebates, cash disbursements for sales promotions, etc.

In addition, Licensor received upon execution of the Agreement five million (5,000,000) shares of common stock in Innovative Climatic Technologies Corporation as part of the agreement. Of the 5,000,000 shares, Mohamed Salem shall receive 2,500,000 and Michael Sullivan shall receive 2,500,000.

The exclusive license is in effect for five (5) years from the effective date. A minimum royalty of $5,000 must be achieved in the first five years to maintain the exclusive license. If the is not achieved, the Company may within (60) days after the end of the five-year term pay Licensor such sum as is required to bring the total payment up to $5,000. If the minimum royalty is met, by either sales or payment, then the Agreement shall automatically renew for successive one (1) year period unless terminated pursuant to the Agreement.

In the event the Company does not commence to manufacture, distribute and sell the ZoZo thermostat within thirty-six (36) months after the execution of the Agreement, Licensor has the option of canceling the Agreement. Following written notice by Licensor of such default, the Company has thirty (30) days after receipt of the notice to cure the default. If the default is not cured, the Company agrees not to continue with the development of the ZoZo thermostat.

The Company has the right to terminate the Agreement by giving 90 days’ written notice prior to the end of any calendar year by way of registered or certified mailing to Licensor. The Agreement shall also be subject to termination if the Company files for bankruptcy, pursuant to and in accordance with the terms of the United States Bankruptcy Code.

In the event the Company is in material default with respect to compliance with any of the conditions or obligations of the Agreement, Licensor has the right, after sixty (60) days written notice of such default to the Company pursuant to the Agreement, to terminate the Agreement forthwith, unless prior thereto, the Company has remedied such default in a commercially reasonable manner and provided written confirmation of the cure to Licensor.

Research and Development

We have no research and development expenses in the prior fiscal year.

3

Marketing

Innovative Climatic Technologies is deploying the following strategies to introduce our technology into the marketplace:

•

Develop relationships with leading HVAC contractors that are already involved in our targeted space. These relationships would provide sales, installation and warranty support. Although we have engaged in preliminary discussions with such HVAC contractors, we have no formal contract, agreement or commitment with any of these companies and there is no assurance that we will actually have any formal contract, agreement or commitment with any of these companies in the future.

•

Develop and implement a user-friendly website to be used by consumers and HVAC contractors to learn about the benefits of the ZoZo thermostat, including professionally produced videos, and to place orders for the thermostat online.

•	Market to HVAC distributors, such as Ferguson and Johnstone Supply to have the ZoZo thermostat available in their warehouse.

•	Market to consumer retail stores such as Home Depot and Lowes to make the ZoZo thermostat available directly to consumers.

•	Promote and sell the ZoZo thermostat at industry tradeshows.

Our Competition and Our Market Position

The four main competitors in our business area are thermostat manufacturers like Nest, Venstar, Honeywell and Ecobee. All of these companies manufacture smart thermostats in which there are no micro controllers such as we will have in our ZoZo thermostat that will utilize a floating set point technology to adjust the temperature to meet the desired comfort levels based on multiple factors such as humidity, clothing and metabolic rate.

We will be a small competitor in the industry. Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do. Innovative Climatic Technologies is a start-up company that has sold no products. We do have a patent-pending and ultimately what we believe will be an issued patent to protect our invention which will help protect our competitive position once we start selling our ZoZo product. Although we anticipate that our “smart” thermostat incorporating our technology will sell for hundred dollars more than less intelligent thermostats that don’t incorporate our technology, we believe the benefits of our ZoZo thermostat, being the additional energy savings through the floating set point technology, gives us competitive advantages.

Governmental Regulation

ETL Testing

Before we sell our ZoZo thermostat, we will submit a prototype for Electronic Testing Laboratories (ETL) approval, which we anticipate we will come within six (6) months after the prototype has been submitted. We can sell our product without such approval or the approval of UL, however changes suggested by ETL may slow our product development and increase the time before we can generate revenues.

Intertek’s ETL certification covers a broad range of products. Certification indicates that products are safe for consumer use and are in compliance with regulating government regulatory agency requirements. To receive the ETL mark, products must stand up to rigorous testing.

Inchcape Testing Service, the ETL testing laboratories, is recognized by Occupational Safety and Health Administration and, as such, bears the distinction of a nationally recognized testing laboratory. The labs are accredited by the American National Standards Institute, which means that an NRTL laboratory tested product bearing the ETL mark means that the product passed government safety requirements.

4

Tax Credits

There are many state and local incentives such as tax credit that have been a boon to the energy savings market and offer energy tax credits and rebates to encourage homeowners to lower their energy usage which could be accomplished with our ZoZo thermostat product if and after we are able to commence production, as the product is currently only in prototype stage and may never be produced. The amount of rebates varies by program, but some are generous enough to cover 30-50% of someone’s purchase price. These incentives dramatically lower the cost of purchasing energy savings devices, such as the ZoZo thermostat. The loss of these incentives could result in a decrease of sales if and after we start selling our product.

Personnel

We currently have one part-time employee, our management.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing in Item 3 of this Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” in our Form 1-A filed on Form 1-A.

Overview

The Company will sell “ZoZo,” a patent-pending new temperature control system that will automatically adjust temperature settings to a desired optimal comfort level rather than a fixed actual air temperature. The ZoZo thermostat has been designed to create an intelligent HVAC control system that compensates for numerous factors that affect user optimum comfort level other than just the actual temperature. Licensed proprietary Floating Set Point (FSP) technology constantly will change based on these inputs all in real time. The FSP will control the HVAC system, turning it on and off based upon ZoZo’s calculated indoor adjusted temperature rather than the fixed actual air temperature number entered by the user. All of this is designed to achieve a better level of optimum comfort and what we believe will be energy savings as well.

The ZoZo thermostat is currently under development and expected to be ready to sell by September 2018. We believe that we can sell the ZoZo thermostat to residential and commercial customers, and initially we will focus on US consumers in the Southwest.

Since inception, we have taken the following significant steps to implement our business plan:

•	Company set up

a.	Incorporate company in state of Nevada

b.	Set up main executive office in Phoenix, Arizona

c.	Opened up bank account for the company

•	Secured initial capital of $121,072 from seed investors

•	Developed and executed an exclusive worldwide Licensing agreement for the ZoZo Thermostat product

•	Validated patent application for ZoZo thermostat technology

As of July 31, 2016, raised an additional $209,350 in our Regulation A+ offering, now closed

•	Hired software engineer to begin the prototype

•	Developed design specification that is being used by the software engineer in the prototype development

•	Began Zozo development

•	Developed a Zozo promotional video

5

In order to have a final, assembled and ready to sell initial ZoZo thermostat, we first need to complete our prototypes and product samples, software, user interface and communications port. We then intend to submit the prototype for Electrical Testing Laboratories (ETL) approval. Once we receive approval, we will secure agreements with third party assemblers and parts suppliers and start making our product. Assuming we do not encounter any currently unanticipated obstacles to completing these tasks, we estimate that we will be able to begin to sell our products in September 2018.

We anticipate an initial retail price of approximately $200.00 for our ZoZo thermostat.

Plan of Operations

We anticipate undertaking the following activities in addition to this offering in the next 12 months:

Event	Actions	Time	Total estimated cost

Establish website for ZoZo Thermostat / Company	• Design website • Create video on ZoZo • Develop website	November 30, 2017	$15,000

Complete engineering design & begin prototype development	• Complete engineering design • Develop prototype • Test prototype	December 31, 2017	$50,000

Locate and bring onboard the expanded Executive Team	• Create an org chart for first year • Conduct search for open positions • Hire qualified people for the open positions	November 30, 2017	$20,000

TOTAL: $205,000

As of December 31, 2016, we had $135,246.91 in the bank. As shown in the table above, we need a minimum of approximately $85,000 in funds to finance our plan of operations as set forth above in the next 12 months. This amount does not include all our costs which we will incur irrespective of our business development activities, including bank service fees and those costs associated with SEC requirements associated with going and staying public, estimated to be approximately $30,000 annually. Therefore, we estimate our total need for funds for operations in the next 12 months is $115,000.

Accordingly, as we anticipate an average monthly burn rate of no more than approximately $9,833 during the next 12 months, we have sufficient cash in the bank to fund these anticipated expenses. In addition, we currently anticipate filing a second offering on Form 1-A under Regulation A in the next few months . There is no assurance we will ever make this filing and commence this offering or that, if commenced, the offering will be successful.

6

We are a development stage company and are in the process of developing our products. Consequently, we have not generated revenues as of the date of this filing. We have an accumulated deficit of $542,109 and have incurred operating losses since our inception and expect losses to continue at least through the end of 2018. Our auditor has indicated in their Report that these conditions raise substantial doubt about our ability to continue as a going concern. The continuation of our business as a going concern is dependent upon the continued financial support from our officers and stockholders who are not obligated to provide any additional financing. Our officer and one of our principal shareholders have agreed orally that they would loan the Company additional funds as required, although they are under no obligation to do so. If funds are not available from this offering or these loans, implementation of our business plan will be delayed.

Item 3. Directors and Officers

The following table sets forth information regarding our executive officer, director and significant employee.

Name	Age	Position

George H. Roundy	60	CEO/CFO and Director

Narrative about our Officer and Director

Mr. Roundy joined us as CEO/CFO and Director upon our formation in December 2015. From February 2015 to date he has been Chief Financial Officer of GAINS Venture Group, LLC, a business consulting company. From August 2010 to date, he has been Chief Financial Officer of GAINS, LLC, a Financial Services company. From November 2010, he has been Chief Executive Officer of eCorridor, Inc., a Consulting Services company. Mr. Roundy brings to the Board his management and financial experience from his activities at GAINS where he manages the finances of the companies and works with the tax accounting firm to ensure proper tax filings.

Mr. Roundy, our sole officer and director, will only be devoting limited time to our operations. He will be devoting approximately 20 hours a week to our operations. Because our sole officer and director will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to him. As a result, operations may be periodically interrupted or suspended which could result in a lack of revenues and a possible cessation of operations.

Family Relationships

There are no family relationships between any of our officers and directors.

Involvement in certain legal proceedings.

None of the following events have occurred during the past five years and which are material to an evaluation of the ability or integrity of any director or executive officer:

(1)

A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing; or

(2)	Such person was convicted in a criminal proceeding (excluding traffic violations and other minor offenses).

7

Compensation of Directors and Executive Officers

The following table represents information regarding the total compensation earned by the three highest paid individuals who served as an executive officer or director of the Company as of December 31, 2015.

Summary Compensation Table

Name and Principle Position	Year	Salary Monthly	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation	All Other Compensation	Total Monthly

George Roundy	2016	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

Employment Arrangements

We have no employment agreement with Mr. Roundy. We do not plan to pay him any compensation until September 2017. At that time, Mr. Roundy’s compensation would be determined by the Board of Directors based on revenues and expenses of the Company. Mr. Roundy is prepared to work for an additional period without compensation if required. He is reimbursed for all out-of-pocket expenses in connection with his role as our executive officer.

Director Compensation

For the year ended December 31, 2016 Mr. George Roundy was our sole director. No compensation was paid to Mr. Roundy for acting as a Director. We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity.

Outstanding Equity Awards at Fiscal Year-End

We do not currently have a stock option or grant plan in place.

Item 4. Security Ownership of Management and Certain Securityholders

The following tables set forth the ownership, as of the date of this Form 1-A, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our director, and our executive officer and director as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

8

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address of the shareholders is 13835 N. Tatum Blvd #9-419, Phoenix AZ 85032.

Name	Number of Shares of Common stock	Percentage as of Dec 31, 2016
Michael Sullivan	2,500,000	31.25%
Mohamed Salem	2,500,000	31.25%
George Roundy	1,000,000	12.5%
TOTAL	6,000,000	75%

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 8,001,004 shares of common stock outstanding as of December 31, 2016.

Item 5. Interest of Management and Others in Certain Transactions

We issued 1,000,000 shares of Common Stock upon formation to George Roundy for consideration of par value of $.001 per share or $1,000 aggregate.

We issued 5,000,000 shares of Common Stock, 2,500,000 shares each, to Michael Sullivan and Mohamed Salem on December 9, 2015 as consideration for the Exclusive License/Royalty Agreement.

Board Committees and Director Independence

Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include “independent” directors, nor are we required to establish or maintain an Audit Committee or other committee of our Board of Directors.

The Board does not have standing audit, compensation or nominating committees. The Board does not believe these committees are necessary based on the size of our company and the current levels of compensation to corporate officers. We will consider establishing audit, compensation and nominating committees at the appropriate time.

Item 6. Other Information

None

9

Item 7. Financial Statements

INNOVATIVE CLIMATIC TECHNOLOGIES CORPORATION

Financial Statements

December 31, 2016

INNOVATIVE CLIMATIC TECNOLOGIES CORPORATION

10

Independent Auditor’s Report

To Management

Innovative Climate Technologies Corporation

Phoenix, AZ

We have audited the accompanying balance sheet of Innovative Climate Technologies Corporation as of December 31, 2016, and the related statements of income, retained earnings, and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgement, including assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Innovative Climate Technologies Corporation as of December 31, 2016, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Jason M. Tyra, CPA, PLLC

Dallas, TX

April 14, 2017

1341 West Mockingbird Lane, Suite 600W

(P) 972-201-9008

(F) 972-201-9008

info@tyracpa.com

www.tyracpa.com

11

INNOVATIVE CLIMATIC TECHNOLOGIES CORPORATION

BALANCE SHEETS

	December 31,
	2016	2015

Current Assets:
Cash	$135,247	$120,934
Total Assets	$135,247	$120,934

Current Liabilities
Accounts payable	$-	$23,500

Total Liabilities	$-	$23,500

Commitments and Contingencies

Stockholders’ Equity
Common Stock 100,000,000 shares authorized $.001 par value; 8,001,004 and 7,272,000 shares issued and outstanding, respectively	$8,001	$7,272
Preferred Stock 10,000,000 shares authorized, $.001 par value; none issued and outstanding	-	-
Additional paid in capital	669,355	613,800
Accumulated deficit	(542,109)	(523,638)

Total Stockholders’ Equity (Deficit)	135,247	97,434

Total Liabilities and Stockholders’ Equity	$135,247	$120,934

See accompanying notes, which are an integral part of these financial statements.

12

INNOVATIVE CLIMATIC TECHNOLOGIES CORPORATION

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2016	Inception (December 4, 2015) Through December 31, 2015

Revenues	$-	-

Expenses
Licensing		500,000
Legal and professional	6,000	12,072
Consulting	750	10,000
General and administrative expenses	11,721	1,566
Total Expenses	18,471	523,638

Net Loss	$(18,471)	$(523,638)

Weighted-average vested common shares outstanding
-Basic and diluted	7,680,766	7,272,000
Net Loss per common share
-Basic and diluted	$(0.00)	$(0.07)

See accompanying notes, which are an integral part of these financial statements.

13

INNOVATIVE CLIMATIC TECHNOLOGIES CORPORATION

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity

Balance at inception, December 4, 2015	-	$-	$-	$-	$-

Issuance of common stock for cash	2,272,000	2,272	118,800		121,072

Issuance of common stock for licensing rights	5,000,000	5,000	495,000		500,000

Net loss for the period from inception, December 4, 2015 through December 31, 2015	-	-	-	(523,638)	(523,638)
Balance, December 31, 2015	7,272,000	7,272	613,800	(523,638)	97,434

Issuance of common stock for cash (Net of Offering Costs)	1,395,670	1,396	154,888	-	156,284
Return of common stock	(666,666)	(667)	(99,333)		(100,000)

Net Loss	-	-	-	(18,471)	(18,471)
Balance, December 31, 2016	8,001,004	$8,001	$669,355	$(542,109)	$135,247

See accompanying notes, which are an integral part of these financial statements.

14

INNOVATIVE CLIMATIC TECHNOLOGIES CORPORATION

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2016	Inception (December 4, 2015) Through December 31, 2015

Cash flows from operating activities
Net Loss	$(18,471)	$(523,638)
Adjustments to reconcile net loss to net cash used in operating activities
Licensing fees	-	500,000
Changes in operating assets and liabilities
Accounts payable	(23,500)	23,500
Net cash used by operating activities	(41,971)	(138)

Cash flows from financing activities
Proceeds from sale of common stock	56,284	121,072
Net cash provided by financing activities	56,284	121,072

Cash at beginning of period	120,934	-
Cash at end of period	$135,247	$120,934

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

See accompanying notes, which are an integral part of these financial statements.

15

INNOVATIVE CLIMATIC TECHNOLOGIES CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

Note 1 – Nature of Organization

Innovative Climatic Technologies Corporation (the “Company”) was incorporated in the State of Nevada on December 4, 2015. The Company has as its principal business objective to manufacture market and distribute a new generation of thermostats.

As of December 31, 2016, the Company has not commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

Note 2 – Basis of Presentation

The Company’s accounting and reporting policies conform to accounting principles generally accepted in the United States of America (GAAP). The preparation of financial statements in conformity with generally accepted accounting principles requires us to establish accounting policies and make estimates and assumptions that affect our reported amounts of assets and liabilities at the date of the financial statements. These financial statements include some estimates and assumptions that are based on informed judgments and estimates of management. We evaluate our policies and estimates on an on-going basis and discuss the development, selection and disclosure of critical accounting policies with the Board of Directors. Predicting future events is inherently an imprecise activity and as such requires the use of judgment. Our financial statements may differ based upon different estimates and assumptions.

The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; the Company does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

The Company adopted the calendar year as its basis of reporting.

16

INNOVATIVE CLIMATIC TECHNOLOGIES CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

Note 3 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Cash and Cash Equivalents

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, may, at times, exceed federally insured limits.

17

INNOVATIVE CLIMATIC TECHNOLOGIES CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

Income Taxes

Deferred tax assets and liabilities arise from temporary timing differences between the book and tax basis of accounting for assets, liabilities, and income as well as from timing in the recognition of net operating losses. Deferred income tax assets primarily arise from net operating loss carry-forwards and deferred income tax liabilities are based on the different depreciation and amortization methods used for tax reporting and financial accounting purposes. The Company assesses its ability to realize deferred tax assets based on the current earnings performance and on projections of future taxable income in the relevant tax jurisdictions. These projections do not include taxable income from the reversal of deferred tax liabilities and do not reflect a general growth assumption but do consider known or pending events, such as the passage of legislation. The Company’s estimates of future taxable income are reviewed annually.

All tax positions are first analyzed to determine if the weight of available evidence indicates that it is more likely than not that the position will be sustained under audit, including resolution of any related appeals or litigation processes. After the initial analysis, the tax benefit is measured as the largest amount that is more than 50% likely of being realized upon ultimate settlement. If the Company is required to pay interest on the underpayment of income taxes, the Company recognizes interest expense in the first period the interest becomes due according to the provisions of the relevant tax law.

If the Company is subject to payment of penalties, the Company recognizes an expense for the amount of the statutory penalty in the period when the position is taken on the income tax return. If the penalty was not recognized in the period when the position was initially taken, the expense is recognized in the period when the Company changes its judgment about meeting minimum statutory thresholds related to the initial position taken.

18

INNOVATIVE CLIMATIC TECHNOLOGIES CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

Net Earnings or Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net earnings or loss per share if their inclusion would be anti-dilutive.

Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principle, which contemplate continuation of the Company as a going concern. The Company has not commenced operations and has accumulated a deficit of $542,109 as of December 31, 2016. The Company currently has limited liquidity, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management plans to raise additional funds through the public market to provide the necessary funds to have the Company fully operational and generating revenue by early 2018.

 Recently Issued Accounting Pronouncements

On June 10, 2014, FASB issued ASU No. 2014-10, Development Stage Entities. The update removes the definition of a development stage entity from FASB ASC 915 and eliminates the requirement for development stage entities to present inception-to-date information on the statements of operations, cash flows and stockholders’ equity. The Company has elected to early implement this accounting pronouncement.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern. The amendments require management to perform interim and annual assessments of an entity’s ability to continue as a going concern and provides guidance on determining when and how to disclose going concern uncertainties in the financial statements. The standard applies to all entities and is effective for annual and interim reporting periods ending after December 15, 2016, with early adoption permitted. The Company is currently evaluating the impact that this new guidance will have on its financial statements.

Other than as noted above, the Company has not implemented any pronouncements that had material impact on the financial statements and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

19

INNOVATIVE CLIMATIC TECHNOLOGIES CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

Note 4 – Income Taxes

The Company accounts for income taxes using the liability method; under which deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Deferred taxes will be provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Due to the inherent uncertainty in forecasts and future events and operating results, the Company has provided for a valuation allowance in an amount equal to gross deferred tax assets resulting in no net deferred tax assets or liabilities for the period presented. The deferred tax asset is comprised of a Net Operating Loss that has a full valuation allowance recorded against it. The Company’s Net Operating Loss of approximately $542,000 can be carried forward 20 years for federal income tax purposes.

As of December 31, 2016, the Company had no unrecognized tax benefits or liabilities due to uncertain tax positions.

20

INNOVATIVE CLIMATIC TECHNOLOGIES CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

Note 5 – Equity

The Company’s Articles of Incorporation authorize 100,000,000 shares of common stock and 10,000,000 shares of Preferred Stock, both with a $0.001 par value. The Company has not issued any shares of Preferred Stock.

During the year ended December 31, 2016, the Company issued 729,004 shares of common stock at $0.15 per share, providing proceeds of $109,351.

Note 6 – Commitments & Contingencies Licensing Agreement

Effective December 9, 2015, the Company entered into an agreement whereby the Company obtained the exclusive rights to manufacture, import and use a Thermostat Control System referred to as the Zozo Thermostat. Pursuant to the terms of the agreement, the Company issued 5,000,000 shares of common stock to the Licensor. The Company is required to pay royalties to the Licensor in the amount of 4% of the Company’s gross sales price of product sold. The agreement has a term of five years and allows the Licensor the option to cancel the agreement if the Company does not manufacture, distribute and sell the product within the first thirty-six (36) months.

As of the date of the financial statements the Company has not sold any products subject to royalty and is currently in the process of developing its plan to manufacture and sell the product.

Note 7 – Related Parties

During the year ended December 31, 2016, the Company incurred expenses of $40,000 for consulting services provided by the Company’s Chief Executive and Financial Officer and incurred expenses of $12,000 for legal services provided by one of its stockholders. All such costs related to the offering, and have thereby been netted against the proceeds of the offering.

Note 8 – Subsequent Events

The Company has evaluated subsequent events through April 14, 2017, the date the financial statements were available to be issued.

21

Item 8. Exhibits

None

22

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

(Exact name of issuer as specified in its charter):	Innovative Climatic Technologies Corporation

By (Signature and Title):	/s/ George Roundy
Chief Executive Officer (Principal Executive Officer)

This offering circular has been signed by the following persons in the capacities and on the dates indicated.

(Signature):	/s/ George Roundy
(Title):	Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)

(Date):	SEPTEMBER 8, 2017

SIGNATURE OF DIRECTOR:

/s/ George Roundy
George Roundy
Director

(Date): SEPTEMBER 8, 2017

23